Exhibit (c)(16)

PRELIMINARY CONFIDENTIAL DRAFT Subject to Further Review & Revision
Project Rushmore Discussion Materials
March 13th, 2019
TUDORPICKERING HOLT&CO ENERGY INVESTMENT & MERCHANT BANKING

PRELIMINARY CONFIDENTIAL DRAFT Subject to Further Review & Revision
Ulysses WSC Estimates & Guidance vs Actuals
$3.30 Consensus Estimate Current Price: $54.87 $60.00
Guidance
$3.10 Actual $50.00 Current 2020E Consensus EPS Est.: $3.05
$2.90
$2.85
$2.75 $40.00
$2.74
$2.70
UGI Share Price
$2.55
$2.50 $30.00
$2.49 Revised
Earning Per Share
$2.38 2019E Guidance
$2.30 $2.29
$2.23 $20.00
$2.10
$2.05 $2.05
$2.00
$2.01 $10.00
$1.90 $1.93
$1.70 $0.00
2
Sep-13
Dec-13
Mar-14
Jun-14
Sep-14
Dec-14
Mar-15
Jun-15
Sep-15
Dec-15
Mar-16
Jun-16
Sep-16
Dec-16
Mar-17
Jun-17
Sep-17
Dec-17
Mar-18
Jun-18
Sep-18
Dec-18
Source: Factset as of 3/11/2019.
TUDORPICKERING HOLT&CO ENERGY INVESTMENT & MERCHANT BANKING

PRELIMINARY CONFIDENTIAL DRAFT Subject to Further Review & Revision
Ulysses Last Six Months Price Performance
$60.00 $58.00 $56.00 $54.00
$52.00
November 12, 2018: Reports Fiscal 2018 Results $50.00
WSC In Line
Guidance Miss by (0.4%) $48.00
January 5, 2019: Reports Q1 2019 Results $46.00
WSC Miss by (26.6%) $44.00 $42.00
$40.00
9/11/18 10/1/18 10/21/18 11/10/18 11/30/18 12/20/18 1/9/19 1/29/19 2/18/19 3/10/19
3
Source: Factset as of 3/11/2019.
TUDORPICKERING HOLT&CO ENERGY INVESTMENT & MERCHANT BANKING

PRELIMINARY CONFIDENTIAL DRAFT
Subject to Further Review & Revision

Ulysses Q1 Results Analyst Commentary

Broker	Commentary
Bank of America Merrill Lynch	"We reiterate our Neutral recommendation and our $58 PO, which is based on a target multiple of 18x on our 2021 EPS estimate of $3.22. We believe that UGI should trade at a discount to peers given the volatility associated with the company's unregulated businesses. We adjust our model to reflect 1Q19 earnings results as well as management commentary." "We adjust our estimates to reflect 1Q19 earnings results and management commentary. Our revised adj. earnings per share (EPS) of $2.63/$3.05/$3.22 (from $2.87/$3.05/$3.22) compares to consensus estimates of $2.79/$3.04/$3.22 for 2019/2020/2021, respectively. We will watch for any updates to UGI's 2019 EPS guidance of $2.75-$2.95 after the company's fiscal second quarter which is when UGI would normally 'true-up' its guidance." - 2/6/19
BARCLAYS	"No update on UGI FY19 EPS guidance was provided, although we suspect that the topic will likely come up on tomorrow's call. Based on historical seasonal patterns, ~35$ of UGI's annual EPS is generated during the F1Q, which would've implied F1Q19 EPS of ~$1.00 based on the midpoint of the company's FY19 guidance ($2.75-$2.95)." "We are revising our UGI price target to $52 (previously $53) predicated on our **FY20 EPS estimate of $2.87 ($2.95 previously)** and an 18x target multiple." - 2/6/2019
Janney	"UGI's share price took a substantial hit yesterday on FY1Q19's results, which we view as an over-reaction. UGI is long-term growth & income holding, which due to its cash-generating abilities essentially self-finances its internal growth. We've taken a more conservative stance with our forward estimates (see table, this page), to account primarily for the unfavorable weather impacts seen in the company's International segment. That said, with a large PA rate case in-process, PennEast moving forward, and AmeriGas on what we consider to be solid ground towards meeting its guidance expectations, there's plenty of reasons to own UGI shares at 17x our 2020 EPS estimate of $3.10. We maintain our BUY rating, **but trim our Fair Value from $66 to $65.**" (**Lowered FY 2020 EPS estimate from $3.15 to $3.10 in model**) - 2/7/19
Jefferies	(No cut to price target or EPS outlook mentioned) - 2/5/2019
UBS	"We are lowering FY2019 EPS estimates by ~6% to $2.68 to reflect FY1Q19 miss. We are **updating FY2020 and FY2021 to reflect lower than expected normalized Midstream and Marketing margin in 1Q**. We are lowering EPS estimates for FY2020/2021 by ~2%/2% to $3.10/$3.27, respectively." "We are **lowering our PT to $62 from $63 driven by lower Midstream & Marketing EBITDA in 2020**." - 2/5/2019

Source: Wall Street research.

TUDOR PICKERING HOLT & CO ENERGY INVESTMENT & MERCHANT BANKING

4

PRELIMINARY CONFIDENTIAL DRAFT Subject to Further Review & Revision
Appendix
5
TUDORPICKERING HOLT&CO ENERGY INVESTMENT & MERCHANT BANKING

Fiscal 2019 First Quarter Results
John L. Walsh
President & CEO, UGI Corporation
Ted J. Jastrzebski
Chief Financial Officer, UGI Corporation
Hugh J. Gallagher
President & CEO, AmeriGas

About This Presentation
This presentation contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, continued analysis of recent tax legislation, liability for uninsured claims and for claims in excess of insurance coverage, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East, and foreign currency exchange rate fluctuations (particularly the euro), changes in Marcellus Shale gas production, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquired businesses and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today. In addition, this presentation uses certain non-GAAP financial measures. Please see the appendix for reconciliations of these measures to the most comparable GAAP financial measure.
UGI Corporation | Fiscal 2019 First Quarter Results 2

First Quarter Recap
John L. Walsh
President & CEO, UGI

First Quarter Earnings Recap
• GAAP EPS of $0.36 and Adjusted EPS1 of $0.81
• Domestic temperatures were marginally colder than prior year and less volatile
• International temperatures were significantly warmer-than-normal and warmer than prior year
Adjusted EPS1 Q1 2019 Weather Versus: Normal
Midstream &
AmeriGas UGI International Marketing Gas Utility
4.9% Colder 8.0% Warmer 4.1% Colder 0.5% Warmer
Q1 2019 Weather Versus: Prior Year
Midstream &
AmeriGas UGI International Marketing Gas Utility
6.3% Colder 7.3% Warmer 5.2% Colder 1.5% Colder
$1.01
$0.81
Q1 2018 Q1 2019
UGI Corporation | Fiscal 2019 First Quarter Results 1Adjusted EPS is a non-GAAP measure. See Appendix for reconciliation. 4

Key Accomplishments
• The Steelton LNG storage and vaporization facility is fully online and operational for the current heating season
• Midstream & Marketing acquired South Jersey Energy’s retail natural gas business which includes 2,500 commercial and industrial customer contracts supplying ~6,000 locations
• Utilities added approximately 4,500 new residential heating and commercial customers in Q1 and remains on pace with its infrastructure replacement program
• National Accounts and Cylinder Exchange programs continue to perform as growth drivers for the business
• UGI International refinanced its existing capital structure with
€350MM 3.25% senior notes due 2025, a €300MM term loan, and a €300MM revolving credit facility
UGI Corporation | Fiscal 2019 First Quarter Results 5

First Quarter Financial Review
Ted J. Jastrzebski
Chief Financial Officer, UGI

First Quarter Adjusted Earnings
(Millions of dollars, except per share)
Q1 FY18 Q1 FY19
Net income attributable to UGI Corporation (GAAP) $ 365.9 $ 64.2 1,3 (4.6) 81.2 Net (gains) losses on commodity derivative instruments
1 0.1 (5.8) Unrealized losses (gains) on foreign currency derivative instruments
1
Loss on extinguishments of debt — 4.2
1 1.2 — Integration expenses associated with Finagaz Impact of French Finance Bill (17.3) —— Remeasurement Impact from Tax Cuts and Jobs Act (166.0) — Adjusted net Income attributable to UGI Corporation $ 179.3 $ 143.8
UGI Corporation earnings per share—diluted (GAAP) $ 2.07 $ 0.36
2 (0.03) 0.46 Net (gains) losses on commodity derivative instruments Unrealized losses (gains) on foreign currency derivative instruments — (0.03) Loss on extinguishments of debt — 0.02 Integration expenses associated with Finagaz 0.01 — Impact of French Finance Bill (0.10) — Remeasurement Impact from Tax Cuts and Jobs Act (0.94) — Adjusted earnings per share - diluted $ 1.01 $ 0.81
1 Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates
UGI Corporation | Fiscal 2019 First Quarter Results 2 Includes the effects of rounding associated with per share amounts 7
3 Derivative instruments not associated with current period

First Quarter Results Recap
$1.20
Adjusted EPS1
$1.01 $0.01 ($0.11)
($0.04) $1.012
($0.06)
$0.00 $0.81
$0.813
UGI Utilities
EPS1
Midstream & Marketing
Adjusted
6.3% 7.3% 5.2% 1.5%
UGI
Colder Warmer Colder Colder
International
than prior year
AmeriGas
$0.00
Q1 2018 AmeriGas UGI Midstream & UGI Utilities Corp & Other Q1 2019 Q1 2018 Q1 2019
International Marketing
1Adjusted EPS is a non-GAAP measure. See Appendix for reconciliation.
UGI Corporation | Fiscal 2019 First Quarter Results 2 Includes ($0.01) Corporate & Other 8
3 Includes ($0.01) Corporate & Other

Financial Results - AmeriGas

(Millions of dollars)	Q1 FY18		Q1 FY19
Adjusted EBITDA[1]	**$194.1**		
Retail Margin		19.5	Total Margin
Wholesale and Other Total Margin		1.0	
Operating and Administrative Expenses		(4.8)	
Other Income and Expense, net		0.9	
Adjusted EBITDA[1]			**$210.7**

Item	Primary Drivers
Volume ↑	Cold weather in October and November
Total Margin ↑	Increased retail unit margins and higher volume
Operating and Admin Expenses ↑	Labor and overtime costs to deliver increased volume and higher vehicle expenses

Weather versus normal



Colder
4.9%
(1.4)%
Q1 2018
Q1 2019
Warmer

6.3% colder than prior year

[1]Adjusted EBITDA is a non-GAAP measure. See Appendix for reconciliation.

UGI Corporation | Fiscal 2019 First Quarter Results

9

Financial Results – UGI International
(Millions of dollars) Weather versus normal
Q1 FY18 Q1 FY19
Income Before Taxes $82.6 Colder Total Margin (37.3)
Operating and Administrative Expenses (0.7)
Depreciation and Amortization 0.8
Interest Expense 0.2
(0.7)% (8.0)% Other Income and Expense, net 1.9
Income Before Taxes $47.5
Debt Extinguishment 0.0 6.1
Integration Expenses 1.9 0.0 Q1 2018 Q1 2019 Adjusted Income Before Taxes1 $84.5 $53.6
Item Primary Drivers
Warmer Volume â†“ Warm, dry summer and warm heating season 7.3% warmer than prior Total Margin â†“ Lower volumes, translation effects of the weaker euro and sterling, and slightly lower year unit margins
Operating and Admin Compliance costs associated with energy conservation and costs related to strategic Expenses â†‘ projects; both costs substantially offset by the translation effects of the weaker euro and British pound sterling, and lower cylinder repair costs
Other Income â†‘ & Expense Realized gains on foreign currency exchange contracts and asset-related sales, partially offset by loss on debt extinguishment 10
UGI Corporation | Fiscal 2019 First Quarter Results 1Adjusted Income Before Taxes is a non-GAAP measure.

Financial Results – Midstream & Marketing
Q1 FY18 Q1 FY19
(Millions of dollars) Weather versus normal Income Before Taxes $52.6
Colder
Total Margin (7.1) Operating and Administrative Expenses (3.6)
Depreciation and Amortization (1.4) 4.1%
Interest Expense 0.4 (1.1)% Other Income and Expense, net 1.2
Income Before Taxes $42.1 Q1 2018 Q1 2019
Item Primary Drivers
Total Margin â†“ Lower capacity management margin from less volatile/extreme weather; lower electric generation margin from lower off-peak volumes; partially Warmer offset by higher peaking and natural gas gathering 5.2% colder than prior Operating and Admin Expenses â†‘ Midstream and Marketing: Compensation and benefits; increased peaking, year LNG, and gathering activity. Electric Generation: Planned maintenance at Conemaugh generating station
Depreciation and Amortizationâ†‘ Expansion of LNG and peaking assets
UGI Corporation | Fiscal 2019 First Quarter Results 11

Financial Results – Utilities
(Millions of dollars) Weather versus normal Income Before Taxes $85.4
Colder
Total Margin (8.1) Operating and Administrative Expenses (8.3) Depreciation (2.1)
Interest Expense (0.8) (1.9)% (0.5)% Other Income and Expense, net (0.4) Income Before Taxes $65.7 Q1 2018 Q1 2019
Volumeâ†‘ Colder weather and core market customer growth
Total Margin â†“ Revenue reduction of $13.5MM to reflect give back of the tax savings of Warmer the TCJA; Excluding this reduction, total margin increased $5.4MM 1.5% colder than prior year Operating and Admin Expenses â†‘ Absence of prior year favorable payroll tax adjustment; increase in uncollectable accounts, IT maintenance and consulting and outside services
Depreciation â†‘ Increased distribution system and IT capital
UGI Corporation | Fiscal 2019 First Quarter Results 12

AmeriGas First Quarter Recap
Hugh J. Gallagher
President and CEO, AmeriGas

First Quarter Earnings Recap
Adjusted EBITDA1
• Q1 Adjusted EBITDA1 up 9% year over
(Millions of dollars) $210.7 year
• Weather in Q1 was 5% colder than $194.1 normal and 6% colder than Q1 2018
• December was 6% warmer than normal and 9% warmer than December Q1 2018 minimizing the colder than normal fall
• Retail volume was up 2% and retail unit margins were also up 4% from Q1 2018
Q1 2018 Q1 2019
UGI Corporation | Fiscal 2019 First Quarter Results 1Adjusted EBITDA is a non-GAAP measure. See Appendix for reconciliation. 14

Growth Initiatives
National Accounts and Cylinder Exchange
• ~3,700 more Cylinder Exchange locations than Q1 2018
• Added 12 new National Accounts customers in Q1 2019
• Both continue to perform as growth drivers for the business
Home Delivery
• Integration of business acquired in FY 2018 going smoothly
• Expect to roll-out a pilot in several cities later this year
UGI Corporation | Fiscal 2019 First Quarter Results 15

Conclusion and Q&A
John L. Walsh
President & CEO, UGI

Strategic Overview
• The PennEast Partnership submitted its PA DEP permit application and received approval to perform necessary surveys on the privately owned properties in
NJ. We expect to have the pipeline in service by the end of 2020
• New Bethlehem LNG storage and vaporization will come online for the winter of
FY21
• The Auburn Gathering System expansion is expected to be completed in the first quarter of FY20
• UGI Utilities filed the first combined rate case for the Gas Utility
• Request is for $71.1MM increase in operating revenues
• UGI Utilities plans to deploy close to $400MM in capital expenditure in FY19 and $1.6B in capital over the next 4 years
• AmeriGas strategic review is progressing and we are on track to provide an update following the conclusion of our review in April
UGI Corporation | Fiscal 2019 First Quarter Results 17

Q&A

Appendix

UGI Supplemental Footnotes
• Management uses “adjusted net income attributable to UGI” and “adjusted diluted earnings per share,” both of which are non-GAAP financial measures, when evaluating UGI’s overall performance. For the periods presented, adjusted net income attributable to UGI is net income attributable to UGI Corporation after excluding net after-tax gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions (principally comprising changes in unrealized gains and losses on derivative instruments), Finagaz integration expenses, losses associated with extinguishments of debt and the remeasurement impact on net deferred tax liabilities from a change in French corporate income tax rates and the Tax Cuts and Jobs Act. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions but included in earnings in accordance with U.S. generally accepted accounting principles (“GAAP”).
• Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impact of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-
period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results.
• The tables on the following slides reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconciles diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.
UGI Corporation | Fiscal 2019 First Quarter Results 20

UGI Adjusted Net Income and EPS

Three months Ended December 31, 2018 (Millions of dollars, except per share)	Total	AmeriGas Propane	UGI International	Midstream & Marketing	UGI Utilities	Corporate & Other (b)
Adjusted net income attributable to UGI Corporation:						
Net income (loss) attributable to UGI Corporation	$ 64.2	$ 30.6	$ 32.5	$ 31.0	$ 49.9	$ (79.8)
Net losses on commodity derivative instruments not associated with current-period transactions (net of tax of $(35.5)) (a)	81.2	—	—	—	—	81.2
Unrealized gains on foreign currency derivative instruments (net of tax of $2.3) (a)	(5.8)	—	—	—	—	(5.8)
Loss on extinguishments of debt (net of tax of $(1.9)) (a)	4.2	—	4.2	—	—	—
Adjusted net Income (loss) attributable to UGI Corporation	$ 143.8	$ 30.6	$ 36.7	$ 31.0	$ 49.9	$ (4.4)
Adjusted diluted earnings per share:						
UGI Corporation earnings (loss) per share - diluted	$ 0.36	$ 0.17	$ 0.18	$ 0.17	$ 0.28	$ (0.44)
Net losses on commodity derivative instruments not associated with current-period transactions (b)	0.46	—	—	—	—	0.46
Unrealized gains on foreign currency derivative instruments	(0.03)	—	—	—	—	(0.03)
Loss on extinguishments of debt	0.02	—	0.02	—	—	—
Adjusted diluted Income (loss) per share	$ 0.81	$ 0.17	$ 0.20	$ 0.17	$ 0.28	$ (0.01)

(a) Income taxes asociated with pre-tax adjustments determined using statory business unit tax rates
(b) Includes the effects of rounding with per share amounts

UGI Corporation | Fiscal 2019 First Quarter Results

21

UGI Adjusted Net Income and EPS

Three months Ended December 31, 2017 (Millions of dollars, except per share)	Total	AmeriGas Propane	UGI International	Midstream & Marketing	UGI Utilities	Corporate & Other
Adjusted net income attributable to UGI Corporation:						
Net income (loss) attributable to UGI Corporation	$ 365.9	$ 141.6	$ 61.1	$ 112.0	$ 68.3	$ (17.1)
Net gains on commodity derivative instruments not associated with current-period transactions (net of tax of $2.1) (a)	(4.6)	—	—	—	—	(4.6)
Unrealized losses on foreign currency derivative instruments (net of tax of (0.0)) (a)	0.1	—	—	—	—	0.1
Integration expenses associated with Finagaz (net of tax of $(0.7)) (a)	1.2	—	1.2	—	—	—
Impact of French Finance Bill	(17.3)	—	(17.3)	—	—	—
Remeasurement impact of TCJA	(166.0)	(113.1)	9.3	(74.3)	(8.1)	20.2
Adjusted net Income (loss) attributable to UGI Corporation	$ 179.3	$ 28.5	$ 54.3	$ 37.7	$ 60.2	$ (1.4)
Adjusted diluted earnings per share:						
UGI Corporation earnings (loss) per share - diluted	$ 2.07	$ 0.80	$ 0.35	$ 0.63	$ 0.39	$ (0.10)
Net gains on commodity derivative instruments not associated with current-period transactions	(0.03)	—	—	—	—	(0.03)
Unrealized losses on foreign currency derivative instruments	—	—	—	—	—	—
Integration expenses associated with Finagaz	0.01	—	0.01	—	—	—
Impact of French Finance Bill	(0.10)	—	(0.10)	—	—	—
Remeasurement impact of TCJA	(0.94)	(0.64)	0.05	(0.42)	(0.05)	0.12
Adjusted diluted Income (loss) per share	$ 1.01	$ 0.16	$ 0.31	$ 0.21	$ 0.34	$ (0.01)

(a) Income taxes asociated with pre-tax adjustments determined using statory business unit tax rates

UGI Corporation | Fiscal 2019 First Quarter Results

22

AmeriGas Supplemental Footnotes
• The enclosed supplemental information contains a reconciliation of earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA to Net Income.
• EBITDA and Adjusted EBITDA are not measures of performance or financial condition under GAAP. Management believes EBITDA and Adjusted EBITDA are meaningful non-GAAP financial measures used by investors to compare the Partnership’s operating performance with that of other companies within the propane industry. The Partnership’s definitions of EBITDA and Adjusted EBITDA may be different from those used by other companies.
• EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss) attributable to AmeriGas Partners, L.P. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions, and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s Adjusted EBITDA to assess the profitability of the Partnership, which is one of UGI Corporation’s business segments. UGI Corporation discloses the Partnership’s Adjusted EBITDA as the profitability measure for its domestic propane segment.
UGI Corporation | Fiscal 2019 First Quarter Results 23

AmeriGas EBITDA and Adjusted EBITDA
(Millions of dollars) Three months Ended December 31, 2018 2017
EBITDA and Adjusted EBITDA
Net income attributable to AmeriGas Partners $ 44.5 $ 104.4 Income tax expense 0.4 2.4 Interest Expense 42.4 40.6 Depreciation and amortization 45.7 47.4 EBITDA 133.0 194.8 Add net losses (subtract net gains) on commodity derivative instruments not associated with current-period transactions 78.5 (0.7) Noncontrolling interest in net gains and losses on commidity derivative instruments (a) (0.8) ——
Adjusted EBITDA $ 210.7 $ 194.1 (a) Includes the impact of rounding
UGI Corporation | Fiscal 2019 First Quarter Results 24

Investor Relations:
Brendan Heck 610-456-6608 heckb@ugicorp.com

PRELIMINARY CONFIDENTIAL DRAFT
Subject to Further Review & Revision

TUDOR PICKERING HOLT & CO | ENERGY INVESTMENT & MERCHANT BANKING

About The Firm

Tudor, Pickering, Holt & Co. is an integrated energy investment and merchant bank, providing high quality advice and services to institutional and corporate clients. Through the company's two broker-dealer units, Tudor, Pickering, Holt & Co. Securities, Inc. (TPHCSI) and Tudor Pickering Holt & Co Advisors LP (TPHCA), members FINRA, together with affiliates in the United Kingdom and Canada, the company offers securities and investment banking services to the energy community. Perella Weinberg Partners Capital Management LP is an SEC registered investment adviser that delivers a suite of energy investment strategies.

The firm, headquartered in Houston, Texas, has approximately 170 employees and offices in Calgary, Canada; Denver, Colorado; New York, New York; and London, England.

Contact Us
Houston (Research, Sales and Trading): 713-333-2960
Houston (Investment Banking): 713-333-7100
Houston (Asset Management): 713-337-3999
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Denver (Investment Banking): 303-300-1900
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London: +011 44(0) 20 7268 2800
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www.TPHco.com

Copyright 2019 – Tudor, Pickering, Holt & Co.

Disclosure Statement

Tudor, Pickering, Holt & Co. does not provide accounting, tax or legal advice. This presentation does not constitute a tax opinion and cannot be used by any taxpayer for the purpose of avoiding tax penalties. We (i) make no conclusion on the valuation or pricing for tax purposes or the effects of federal income tax laws on any party and (ii) have assumed that the party's intended tax treatment will be respected. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

The information contained herein is confidential (except for information relating to United States tax issues) and may not be reproduced in whole or in part except as set forth in a written agreement between the Audit Committee of the Board of Directors of AmeriGas Propane, Inc. and Tudor, Pickering, Holt & Co.

Tudor, Pickering, Holt & Co. assumes no responsibility for independent verification of third-party information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by, reviewed or discussed with the managements of your company and/ or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). These materials were designed for use by specific persons familiar with the business and the affairs of your company and Tudor, Pickering, Holt & Co. materials.

Under no circumstances is this presentation to be used or considered as an offer to sell or a solicitation of any offer to buy, any security. Prior to making any trade, you should discuss with your professional tax, accounting, or regulatory advisers how such particular trade(s) affect you. This brief statement does not disclose all of the risks and other significant aspects of entering into any particular transaction.

Tudor, Pickering, Holt & Co. operates in the United Kingdom under the trading name Perella Weinberg Partners UK LLP (authorized and regulated by the Financial Conduct Authority), and in Canada through its affiliate, Tudor, Pickering, Holt & Co. Securities - Canada, ULC, located in Calgary, Alberta.